Exhibit 99.1

PRESS RELEASE

Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA® CORPORATION COMPLETES $150 MILLION CREDIT FACILITY

Dallas, Texas (November 12, 2003) — La Quinta Corporation (NYSE: LQI) today announced the closing of a $150 million revolving line of credit, with an initial interest rate of LIBOR plus 300 basis points.  This $150 million facility matures in April 2007 and replaces the Company’s existing $125 million facility, which was scheduled to mature in January 2004.

Upon closing, $127 million will be available under the facility (net of $23 million in letters of credit).  The revolver may be used towards the repayment of other maturing debt, funding of the Company’s future growth and general corporate purposes.  Lead arranger on the transaction was CIBC World Markets Corp., with Fleet Securities Inc. acting as syndication agent and Credit Lyonnais as documentation agent.

About La Quinta Corporation

Dallas based La Quinta Corporation (NYSE: LQI), a leading limited service lodging company, owns, operates or franchises over 350 La Quinta Inns and La Quinta Inn & Suites in 33 states.  Today’s news release, as well as other information about La Quinta, is available on the Internet at www.LQ.com.

Safe Harbor Statement

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements.  Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of certain events to differ materially from those projected in or contemplated by the forward-looking statements.  Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained.  Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives or otherwise) and profitability of our lodging business and franchising program; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta® brand; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of the general economic slowdown, including decreases in consumer confidence and business spending, which may continue to adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; our ability to continue to successfully sell assets; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Current Report on Form 8-K, event date October 20, 2003, filed with the Securities and Exchange Commission on October 21, 2003, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities.”  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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